Exhibit 10.2

EXCLUSIVE TECHNICAL AND CONSULTING SERVICE AGREEMENT

This Exclusive Technical and Consulting Service Agreement (the “Agreement”) is made and entered into effective as of November 28, 2008 by and between the following parties:

Party A:	Tri-Tech (Beijing) Co., Ltd., a wholly foreign-owned enterprise duly established and valid existing under the laws of the People’s Republic of China (the “PRC”).
Registered Address: Room 1102 Beiguang Plaza, No. 23 Huangsi Avenue, Xicheng District, Beijing, PRC.
Business Address: Room 5D, Section A Building 2 of Jinyuanshidai Business Center, No. 2 East Landianchang Road, Haidian District, Beijing, PRC.

Party B:	Tranhold Environmental (Beijing) Tech Co., Ltd., a limited liability company duly established and valid existing under the laws of the PRC.
Registered Address: Room 5D, Section A, Building 2 of Jinyuanshidai Business Center, No. 2 East Landianchang Road, Haidian District, Beijing, PRC.

WHEREAS, Party A is a wholly foreign-owned enterprise duly established under the laws of the PRC and possesses relevant technical and consulting service resources.

WHEREAS, Party B is a limited liability company duly established and valid existing under the laws of the PRC. Party A agrees to provide Party B with relevant technical and consulting service, and Party B agrees to accept the technical and consulting service provided by Party A pursuant to the terms and conditions herein.

NOW THEREFORE, intending to be bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

TECHNICAL AND CONSULTING SERVICE, EXCLUSIVE RIGHTS

1.1	Party A shall provide the exclusive technical and consulting service to Party B in accordance with this Agreement.

1.2	Party B agrees to accept the technical and consulting service provided by Party A. Party B further agrees that during the performance of this Agreement, Party B shall not accept technical and consulting service from any other party without the prior written consent of Party A.

1.3	Party A shall be the exclusive owner of all right, title and interest in any and all intellectual property rights arising out of the performance of this Agreement, including without limitation, copyright, patent, technology secrets and business secret, regardless of whether developed by Party A or by Party B.

ARTICLE II

PAYMENT FOR THE TECHNICAL AND CONSULTING SERVICE FEE

2.1	Both Parties agree that Party B shall pay the consulting service fee related to the services stipulated in Article 1.1 of this Agreement (the “Consulting Service Fee”) to Party A pursuant to the provision of Article 2.2 hereunder.

2.2	During the term of this Agreement, the amount of the Consulting Service Fee shall be 90% of the net profit of Party B each quarter.

2.3	In addition to the aforementioned Consulting Service Fee, Party B agrees to reimburse all of Party A’s expenditures relating to the performance of this Agreement, including without limitation, travel expenses, expert fees, printing fees and postage.

2.4	In addition to the aforementioned Consulting Service Fee, Party B agrees to reimburse Party A for the expenses and costs including taxes and tariffs (excluding income tax), which are related to the performance of this Agreement and paid by
Party A.

2.5	Party B shall submit a Consulting Service Fee report under this Agreement (“Service Fee Report”) to Party A within 15 working days after every period of settlement (every quarter), and shall pay the aforementioned Consulting Service Fee to the bank account designated by Party A in RMB via bank transfer within 2 working days after submitting the Service Fee Report. In the event that Party B fails to pay the Consulting Service Fee and other expenses payable under this Agreement on time, Party B shall pay Party A an overdue fine at the annual interest rate of 12% (compound interest) calculated from the overdue date.

2.6	Party B shall retain a separate account for the Consulting Service Fee under this Agreement. Party A has the right, at any time, to appoint its employee or a Chinese or international accountant (at its own cost) to review and audit Party B’s accounting books relating to consultation service during any period of settlement. Party B shall provide any and all documents, bookings, records, materials and information which the employee or the accountant of Party A deems necessary, as well as all conveniences and assistance. The audit report submitted by Party A’s employee shall be final and conclusive, unless Party B disputes such report within 7 days after receiving the report. Any audit report submitted by an accountant shall be final and conclusive. In accordance with the Consulting Service Fee confirmed in the audit report, Party A has the right to give Party B notice of payment at any time after the audit report is submitted. Party B shall make the payment pursuant to Article 2.5 within 7 days after receiving the notice of payment.

2.7	Any payment Party B makes to Party A under this Agreement will include deductions for taxes, bank charges and any other related charges or expenses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A has the power within its constitutional documents and scope of business to execute and perform this Agreement and has taken all necessary action to obtain all necessary consents and approvals from third parties and relevant authorities. The execution and performance of this Agreement does not and will not result in any violation of enforceable or effective laws or contractual limitations that impact Party A.

3.1.2	Upon its execution, this Agreement will constitute the legal, valid and binding obligation of Party A, enforceable against it in accordance with its terms.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a company duly registered and valid existing under the laws of the PRC and is authorized to enter into this Agreement.

3.2.2	Party B has the power within its constitutional documents and scope of business to execute and perform this Agreement and has taken all necessary action to obtain all necessary consents and approvals from third parties and relevant authorities. The execution and performance of this Agreement does not and will not result in any violation of enforceable or effective laws or contractual limitations that impact Party B.

3.2.3	Upon its execution, this Agreement shall constitute the legal, valid and binding obligation of Party B, enforceable against it in accordance with its terms.

ARTICLE IV

CONFIDENTIALITY

4.1

Party B agrees that it shall adopt reasonable methods to protect the confidentiality of the Party A’s confidential information and materials (hereinafter referred to as (“Confidential Information”) which it may have access to under this Agreement. Without prior written consent, Party B shall not disclose, give or transfer the Confidential Information to any other party. Once this Agreement is terminated, Party B shall return to Party A any documents, information or software which contains the Confidential Information, or destroy the aforementioned objects, and shall completely delete all Confidential Information in any memory equipment and shall not continue to use or permit any third party to use any Confidential Information through any method.

4.2	Both Parties agree that this article will survive any amendment, cancellation or termination of this Agreement.

ARTICLE V

INDEMNITIES

5.1	Party B shall indemnify Party A against any loss, damage, liability or expense suffered or incurred by Party A as a result of or arising out of any litigation, claim or compensation request relating to the service provided by Party A to Party B pursuant to this Agreement.

ARTICLE VI

EFFECTIVENESS AND TERM OF THIS AGREEMENT

6.1	This Agreement shall be executed and come into effect as of the date first set forth above. This Agreement shall expire on the date that is twenty-five (25) years following the date hereof unless earlier terminated as set forth in this Agreement or upon the mutual agreement of the Parties hereto.

6.2	This Agreement may be extended prior to termination, the period of extension shall be decided by both Parties hereto and stipulated in a written confirmation.

ARTICLE VII

TERMINATION OF THE AGREEMENT

7.1	The Agreement shall terminate automatically upon the date of expiration unless otherwise extended in accordance with its terms.

7.2	During the term of this Agreement, Party B may not terminate this Agreement except in the case of gross negligence, bankruptcy, fraud or other illegal action on the part of Party A. Notwithstanding the above, Party A may terminate this Agreement upon notice to Party B, given at least thirty (30) days before such termination.

7.3	The rights and obligations of both Parties under Article IV and Article V of this Agreement shall survive after the termination of this Agreement.

ARTICLE VIII

DISPUTE SETTLEMENT

8.1	The Parties shall strive to settle any disputes arising out of this Agreement or in connection with this Agreement through mediation in good faith. In case no settlement can be reached through mediation, each Party can submit such matter to the China International Economic and Trade Arbitration Committee for arbitration pursuant to the arbitration rules then in effect. The arbitration shall be held in Beijing. The language for the arbitration shall be Chinese. The arbitration result shall be final and binding upon both Parties.

ARTICLE IX

FORCE MAJEURE

9.1	The term “Force Majeure Event” shall mean any event which is out of the control of each Party, and which would be unavoidable or insurmountable even if the Party affected by such event paid reasonable attention to it. A Force Majeure Event shall include, but not be limited to, government actions, natural disasters, fire, explosion, typhoons, floods, earthquakes, tide, lightning or war. However, any lack of credit, assets or financing shall not be deemed as a Force Majeure Event. The Party affected by the occurrence of a Force Majeure Event and seeking an exemption from performing the obligations under this Agreement shall inform the other Party of the exemption from the obligations as soon as reasonably possible and provide the other Party with the steps it intends to take to fulfill its obligations under this Agreement.

9.2	If the performance of this Agreement is delayed or impeded by an aforementioned Force Majeure Event, the Party affected by such a Force Majeure Event shall be free from any obligation under this Agreement to the extent it is delayed or impeded. The affected Party shall make reasonable best efforts to reduce or eliminate the effect of the Force Majeure Event, and shall make reasonable best efforts to resume the performance of the obligations delayed or impeded by the Force Majeure Event. Upon termination of the Force Majeure Event, the Parties agree to use reasonable best efforts to resume the performance of the obligations under this Agreement.

ARTICLE X

NOTICES

10.1

Any notice given by either Party hereto for the purpose of performing the rights and obligations hereunder shall be in writing. When such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; when such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on a business day or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the Parties hereto or the address advised in writing from time to time. Written method includes fax and telefax.

ARTICLE XI

ASSIGNMENT

11.1	Party B may not assign or transfer any rights or obligations under this Agreement to any third party without the prior written consent of Party A.

ARTICLE XII

SEVERABILITY

12.1	If any of the terms of this Agreement is invalid, illegal or unenforceable due to its non-compliance with applicable law, the validity and enforceability of the other terms hereof shall nevertheless remain unaffected.

ARTICLE XIII

AMENDMENTS AND SUPPLEMENT

13.1	Any amendment or supplement to this Agreement shall be effective if made in writing and signed by both of the Parties hereto, and the amendment and supplement shall be part of this Agreement and shall have the same legal effect as this Agreement.

ARTICLE XIV

GOVERNING LAW AND LANGUAGES

14.1	This Agreement shall be governed by, construed in all respects and performed in accordance with the laws of the PRC.

14.2	This Agreement is executed both in Chinese and English. The Chinese version will prevail in the event of any inconsistency between the English and any Chinese translations thereof.

[Exclusive Technical and Consulting Service Agreement – Tranhold – Signature Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Party A: Tri-Tech (Beijing) Co., Ltd. (seal)

By:	/s/ HU Guizhou
Name:	HU Guizhou
Its	Authorized Representative

Party B: Tranhold Environmental (Beijing) Tech Co., Ltd. (seal)

By:	/s/ ZHAO Wanzong
Name:	ZHAO Wanzong
Its	President